Exhibit 10.16
ENTERPRISE VALUE ACCELERATION AWARD AGREEMENT
PURSUANT TO THE
ATI 2022 INCENTIVE PLAN
This Enterprise Value Acceleration Award Agreement (this “Agreement”) is made as of the 5th day of December, 2025 (the “Grant Date”) by and between ATI Inc., a Delaware corporation (the “Company”), and ___________ (the “Participant”).
WHEREAS, the Company sponsors and maintains the Allegheny Technologies Incorporated 2022 Incentive Plan (the “Incentive Plan”);
WHEREAS, the Company desires to encourage the Participant to remain an employee of the Company and, during such employment, to contribute substantially to the financial performance of the Company;
WHEREAS, to provide that incentive, the Company awarded the Participant the number of performance-vested restricted stock units (singular “PSU” and plural “PSUs”) shown below at target-level achievement, related to the common stock of the Company, $0.10 par value per share (“Common Stock”), subject to the terms and conditions of this Agreement, including restrictive covenants, set forth herein;
WHEREAS, the PSUs are subject to the Company’s attainment of the performance requirements set forth in Section 3 of this Agreement and the Participant’s ongoing employment by the Company on each applicable vesting date set forth in Section 4 of this Agreement, except as otherwise provided herein;
WHEREAS, the Company and the Participant desire to evidence the award of the PSUs and the terms and conditions applicable thereto in this Agreement; and
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Incentive Plan.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, including the Restrictive Covenants set forth in Section 12 of this Agreement, and intending to be legally bound, the Company and the Participant agree as follows:
1.Grant of PSUs. The Company hereby grants to the Participant a target amount of ______ PSUs (subject to adjustment as provided in Section 3(d) of the Incentive Plan) as of the Grant Date. The target amount of PSUs represents the right to receive an equivalent number of Shares upon the achievement of the Performance Goals referenced in Section 3 below, and continued employment requirements referenced in Section 4 below, subject to the terms and conditions set forth in this Agreement and the Incentive Plan. The actual number of Shares in respect of the PSUs that become earned shall be determined based on the level of achievement of the Performance Goals, as determined by the Committee in accordance with Section 3 below (or Section 8(a), upon a Change in Control), except as otherwise provided herein.

2.Performance Period. The overall Performance Period for the PSUs shall be the period commencing on January 1, 2026 and ending on December 31, 2029.
3.Earned PSUs Based on Performance Goals.
(a)The PSUs may be earned based on the attainment of specified Share price goals measure based on the average Fair Market Value of the Common Stock during any twenty (20) consecutive trading days (each a “Measurement Period”) within the Performance Period as described below (except as otherwise provided in Section 8(a) below upon a Change in Control) (each a “Share Price Performance Goal” and collectively the “Performance Goals”), representing a substantial increase in the Fair Market Value of the Common Stock as of the Grant Date. Any earned PSUs shall become vested subject to the Participant’s continuous employment with the Company on the Vesting Dates set forth in Section 4 of this Agreement, except as otherwise provided in Section 5 of this Agreement. If prior to the expiration of the Performance Period, the Performance Goals are not achieved at any level, no PSUs shall be considered earned, and the PSUs shall be forfeited on December 31, 2029 for no consideration.
(b)The number of PSUs that become earned under this Agreement shall be determined in accordance with the schedule on Appendix A based on the attainment of a Share Price Performance Goal during each Measurement Period within the Performance Period calculated in accordance with the methodology set forth on Appendix A.
(c)During the Performance Period at such times as the Committee may decide and on or as soon as administratively practicable following the end of the Performance Period, the Committee shall certify the extent to which the PSUs have been earned during the Performance Period. Upon certification by the Committee of the earned PSUs based on the attainment of a Share Price Performance Goal, such earned PSUs shall be fixed subject to increase based on the achievement of a Share Price Performance Goal at a higher level during a subsequent Measurement Period, but not decrease (other than due to the application of the Maximum Dollar Value or the TSR Floor (as such terms are defined in Appendix A)) and eligible to vest based on the service-based vesting requirement as set forth in Section 4.
4.Service-Based Vesting. Except as otherwise provided in Section 5 and subject to the Maximum Dollar Value limitation and TSR Floor, the Participant shall vest in the earned PSUs subject to this Agreement, one-half on each of December 31, 2029 and December 31, 2030 (each a “Vesting Date”), subject to the Participant’s continued employment on the Vesting Date.
5.Termination of Service Prior to December 31, 2030. Except as otherwise provided in this Section 5, if, prior to December 31, 2030, the Participant experiences a Termination of Service, whether initiated by the Company or the Participant and for any reason, all rights of the Participant to the PSUs that have not vested shall terminate immediately and be forfeited in their entirety without compensation to the Participant, without regard to performance during any Measurement Period, and the forfeited PSUs shall be canceled.
(a)Termination of Service Due to Death Prior to a Change in Control. If prior to December 31, 2030 and a Change in Control, the Participant experiences a Termination of Service due to the Participant’s death, then the PSUs accruing to the Participant (determined as of the date of such Termination of Service, with the application of the Maximum Dollar Limitation but not the TSR Floor) but not yet vested shall become immediately vested as of the date of such Termination of Service, and the Shares with respect thereto to the extent not yet delivered shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Termination of Service.

(b)Disability Prior to a Change in Control. If prior to December 31, 2030 and a Change in Control, the Participant incurs a Disability (as defined in Appendix B), then the PSUs accruing to the Participant (determined as of the date of such Disability, with the application of the Maximum Dollar Limitation but not the TSR Floor) but not yet vested shall become immediately vested as of the date of such Disability, and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Disability; provided that, prior to any delivery date, the Participant does not breach any of the restrictive covenants set forth herein.
(c)Termination of Service Due to Retirement Prior to a Change in Control. If, prior to December 31, 2030 and a Change in Control, the Participant experiences a Termination of Service due to the Participant’s Retirement (as defined in Appendix B), then the PSUs shall remain outstanding and eligible to be earned on a prorated basis, in each case as set forth in this Section 5(c). If the Termination of Service occurs prior to December 31, 2029, the number of earned Shares shall equal the number of Shares underlying the PSUs that are determined by the Committee to be accrued through the first to occur of (i) the one (1)-year anniversary of the date of the Participant’s Termination of Service and (ii) the end of the Performance Period (the “Applicable Measurement Period”). The number of accrued Shares (that have not vested prior to the Termination of Service) shall be prorated based on a fraction, the numerator of which is equal to the number of months the Participant was employed by the Company during the period commencing on January 1, 2026, through the end of the Performance Period (including any month during which the Participant remained employed by the Company for at least fifteen (15) days), and the denominator of which is forty-eight (48), with the resulting number of accrued Shares to vest and be delivered thirty (30) days after the first anniversary of the Participant’s Retirement; provided that, (A) if the Initial Scheduled Payment Date occurs prior to such first anniversary, 50% of the Shares will settle on the Initial Scheduled Payment Date and the remaining 50% of Shares will settle on the first anniversary of the Participant’s Retirement, and (B) if the Second Scheduled Payment Date occurs prior to the first anniversary of the Participant’s Retirement, the remaining 50% of the Shares will settle on the Second Scheduled Payment Date (as the initial 50% would have settled on the Initial Scheduled Payment Date before the Participant’s Retirement); , provided, further, that, prior to any delivery date, the Participant does not breach any of the restrictive covenants set forth herein.
(d)Disability and Certain Terminations Following a Change in Control. If, prior to December 31, 2030, the Participant experiences (i) at any time following a Change in Control, a Disability or a Termination of Service due to the Participant’s death, or Retirement (except as provided in the last sentence hereof), or (ii) during the two (2)-year period following a Change in Control due to a Termination of Service by the Company without Cause or a resignation by the Participant for Good Reason (as defined in Appendix B hereto), any Replacement Award (as defined in Section 8 below) granted in respect of the PSUs (for the avoidance of doubt, with the number of Shares subject to the PSUs to equal the number of Shares determined to be accrued in accordance with Section 8(a) below and without proration upon Retirement occurring after the Change in Control) shall vest in full immediately upon the date of the Participant’s Disability or Termination of Service, as applicable, and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of the Participant’s Disability or Termination of Service, as applicable, subject to any required delay under Section 13 below. Notwithstanding the foregoing, if (A) such Change in Control is not a Section 409A CIC or the Termination of Service due to Retirement occurs after the second anniversary of such Change in Control and (B) the Participant is (or prior to January 1, 2030 would be) Retirement eligible (without regard to any consent requirement), any such undelivered Shares as of the date of Termination of Service shall be delivered at the same times as would apply upon the Participant’s Retirement under Section 5(c).
6.Settlement of the Earned and Vested PSUs.

(a)General. As soon as reasonably practicable following the Committee’s determinations at the completion of the Performance Period pursuant to Section 3(c) above (and in no event later than the first to occur of the date that is thirty (30) days following the date of such determination and March 15, 2030), (such settlement date, the “Initial Scheduled Settlement Date”) and as soon as practical and in no event later than thirty (30) days following the second Vesting Date (such settlement date, the “Second Scheduled Settlement Date,” together with the Initial Scheduled Settlement Date, the “Scheduled Settlement Dates”) or at the time specified in Section 5 and subject to Section 13 below, the vested and earned portion of the PSUs shall be settled by the issuance of Shares. If a Replacement Award is provided in connection with a Change in Control and is not previously fully settled or forfeited as provided herein, the Replacement Award shall be settled as soon as practical (and in no event later than thirty (30) days) following the applicable Scheduled Settlement Dates. For the avoidance of doubt, if a Replacement Award is not provided in connection with a Change in Control the accrued PSUs (as determined in accordance with Section 8(a)) shall be settled as soon as practicable (and in no event later than ten (10) days) following the Change in Control; provided that, notwithstanding the foregoing, any Shares in respect of PSUs that constitute nonqualified deferred compensation subject to Section 409A shall be delivered at the earliest practicable date permitted by Section 409A that does not result in the imposition of tax penalties under Section 409A (taking into account the immediately following sentence and the payment timing rules of Section 5(d) that would apply to a Replacement Award). Nothing herein shall preclude the Company from settling the PSUs upon a Section 409A CIC, if they are not replaced by a Replacement Award, to the extent such settlement is effectuated in accordance with Treas. Regs. § 1.409A-3(j)(4)(ix)(B).
(b)Method of Delivery. In settlement of the earned and vested PSUs, the Company shall deliver, or cause to be delivered to the Participant, Shares in the form of a certificate or proof of ownership in an aggregate amount equal to the number of Shares deliverable to the Participant in respect of the PSUs vesting on such date, unless the Company is using book-entry, in which case, the Company shall credit such Shares to the Participant’s account. In any case, such Shares shall not be subject to transfer restrictions and shall not bear any legend or electronic notation limiting transferability. Upon payment or crediting of such Shares, the earned and vested PSUs shall be deemed fully settled and the Participant shall have no further rights in respect of such PSUs. No fractional Share shall be issued and any fractional earned and vested PSU shall be rounded down to the nearest whole number, other than following a Change in Control, in which case the rules applicable to fractional Shares under the transaction agreement shall govern.
7.Rights as a Stockholder. Until the issuance of the Shares in respect of earned and vested PSUs (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote, receive dividends or, dividend equivalents or any other rights as a holder of Common Stock shall exist with respect to the PSUs.
8.Change in Control.
(a)Determination of the Performance Goals. If a Change in Control occurs prior to the completion of the Performance Period (or in the case of a Participant who experienced a Retirement, prior to the end of the Applicable Measurement Period), the Performance Goals shall be deemed achieved, as of immediately prior to the date of the Change in Control, at the greater of (i) target level and (ii) the level of achievement of the Performance Goals, as determined by the Committee prior to the Change in Control, based on performance through the latest date preceding the Change in Control, and from and after the date of the Change in Control, the number of Shares subject to the PSUs shall be fixed based on such determination, which determination shall be made without application of| the Maximum Dollar Value limitation or the TSR Floor.

(b)Vesting. If a Change in Control occurs prior to the completion of the Performance Period, the PSUs (if and to the extent not previously forfeited) that are earned at the level set forth in Section 8(a) above shall vest effective as of such Change in Control, except to the extent that another award meeting the requirements of Section 11(c) of the Incentive Plan (as determined by the Committee as of immediately prior to the Change in Control, in its sole discretion) is provided to the Participant to replace the earned PSUs (any award meeting the requirements of Section 11(c) of the Incentive Plan, a “Replacement Award”). From and after the Change in Control, any such Replacement Award shall vest solely based on the Participant’s service through the Vesting Dates, subject to accelerated vesting on certain terminations of employment as set forth in Section 5 above. Notwithstanding the foregoing provisions of this Section 8(b), if the Participant has incurred a Termination of Service due to Retirement prior to the Change in Control, the Proration Fraction shall apply to the PSUs that are determined to be earned under Section 8(a) above. If Replacement Awards are provided, from and after the Change in Control, references herein to the PSUs shall refer to the Replacement Awards, and references to the Company include any surviving successor entity following the Change in Control, in each case unless the context clearly indicates otherwise.
9.Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant or subject to any applicable tax for federal income tax purposes with respect to any PSUs, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Participant may direct the Company to deduct any such taxes from any payment otherwise due to the Participant, including the delivery of Shares that gives rise to the withholding requirement. The Company’s obligation to deliver the Shares underlying the PSUs (or to make a book-entry or other electronic notation indicating ownership of the Shares) is subject to the condition precedent that the Participant either pay or provide for the amount of any such withholding.
10.No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon the Participant any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Company, or any of its direct or indirect subsidiaries, to terminate his or her employment or other relationship, at any time. Income realized by the Participant pursuant to this Agreement shall not be included in the Participant’s earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible, unless otherwise specifically provided for in such plan.
11.Participant Representations. In connection with the grant of the PSUs, the Participant represents the following:
(a)The Participant has, if and to the extent deemed necessary or advisable in the judgment of the Participant, reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby.
(b)The Participant is relying solely on such advisors, if any, and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.
(c)The Participant has received, read and understood this Agreement and the Incentive Plan and agrees to abide by and be bound by their respective terms and conditions.

12.Restrictive Covenants.
(a)Non-Competition. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, serve as an owner, principal, partner, employee, consultant, officer, director or agent of an entity, including a sole proprietorship, that engages or is planning to engage in any business in which the Company is engaged in any market in which the Company is engaged at the time of the Participant’s Termination of Service, including, without limitation, the production and delivery of materials and products for the aerospace and defense, oil and gas/chemical and hydrocarbon processing industries, and electrical energy, medical, automotive, food equipment and appliance, and construction and mining markets (each such entity in such industry or market is referred to as a “Competing Business”). The Participant shall not be deemed to be in violation of this covenant solely by virtue of his or her ownership of not more than two percent (2%) of any company the stock of which is traded on a recognized securities exchange. References in this Section 12 to the “Company” shall include its Subsidiaries and Affiliates.
The Company intends to restrict your activities following your employment with the Company only to the extent that your affiliation with a Competing Business may be detrimental to the Company. To avoid unduly restricting your future employment, you should consult with the Company’s General Counsel (or officer of the Company fulfilling the same functions) if you intend to provide services to any potentially Competing Business during the one (1)-year restricted period. The Company will consider the individual circumstances of such requests and will not unreasonably withhold consent.
(b)Non-Solicitation of Customers. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, on behalf of a Competing Business solicit or attempt to divert the business or patronage of any business entity that has purchased materials or products from the Company within two (2) years prior to such Termination of Service and shall not assist any person or business entity in planning or making such a solicitation.
(c)Non-Solicitation of Employees. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, solicit or assist another person or entity to solicit any person who consults with the Company or is employed by the Company to cease consulting with the Company or to leave the employ of the Company or to accept a consulting or other business relationship or employment with another person or entity, whether or not a Competing Business.
(d)Non-Disparagement. The Participant shall not disparage the Company or its business, agents, servants, employees, officers or directors.
(e)Confidentiality. The Participant shall not disclose, divulge or use any non-public information of the Company, including, but not limited to, manufacturing processes, customer lists, marketing plans or procedure proprietary information and trade secrets.
(f)Notice of Rights under Applicable Law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair the Participant’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit the Participant’s right to receive an award for information provided to any government authority under such law or regulation. The Company hereby informs the Participant that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(g)Consideration and Remedies. The Participant recognizes and acknowledges that the opportunity to earn compensation or receive Shares under this Agreement is adequate consideration for the covenants set forth in this Section 12. The Participant further acknowledges that the Company has no adequate remedy at law should the Participant violate or threaten to or attempt to violate any one or more of the covenants in this Section 12, and the Participant agrees that the Company is entitled to an injunction or other equitable relief restraining the Participant from violating or threatening to or attempting to violate any one or more of the covenants set forth in this Section 12 and, prior to a Change in Control, any PSUs that have not yet vested or Shares that have not yet been delivered to the Participant shall be forfeited as a result of any such action.
13.Section 409A. This Agreement and the PSUs granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom, and, with respect to PSUs that are subject to Section 409A of the Code, notwithstanding anything to the contrary, the Incentive Plan and this Agreement shall be interpreted and administered in all respects in accordance with Section 409A of the Code (including with respect to the application of any defined terms, such as Change in Control, to PSUs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A of the Code to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code). Each payment (including the delivery of Shares) under the PSUs that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Termination of Service), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable by reason of the Participant’s Separation from Service during the six (6)-month period immediately following such Separation from Service shall instead be paid or provided on the earlier to occur of (i) the first business day following the date that is six (6) months following the Participant’s Separation from Service and (ii) the date of the Participant’s death.
14.Miscellaneous.
(a)Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to such Commonwealth’s principles of conflicts of laws.
(b)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement, nor any rights hereunder, shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.
(c)Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement, including, without limitation, the terms of any employment or change of control agreement to which the Participant is a party, except with respect to the definitions of “Cause” and “Disability” as may be set forth in any such Individual Agreement that becomes applicable on a Change in Control, which definitions shall apply to the PSUs from and after such Change in Control. This Agreement may not be amended or modified without the written consent of the Company and the Participant.
(d)Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which, when so executed and delivered, shall be taken to be an original and all of which together shall constitute one document.
(e)Compliance with Corporate Policies. No delivery of Shares shall be made under this Agreement or in respect of the PSUs, unless the Participant has fully complied with all policies of the Company, applicable to employees, including, but not limited to, the Company’s Code of Conduct.
15.Clawback. The Participant acknowledges and agrees that PSUs granted hereunder and the Shares received in respect thereof shall be subject to the clawback provisions set forth in Section 15(j) of the Incentive Plan, the terms of any clawback policy that the Company may adopt and that is applicable to the Participant, as it may be amended from time to time, and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and the Participant shall pay any Forfeiture Amount required by Section 15(j) of the Incentive Plan, or any other amount as required by the terms of any such policy or applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
ATI Inc.

By:    /s/ Vaishali S. Bhatia
Name:    Vaishali S. Bhatia
Title:    Senior Vice President, General Counsel and Chief Compliance Officer

Appendix A
Average Share Price Performance Goals and Payout Percentages
[Completed according to participant award]
Calculation Methodology
•Average Share Price. The Average Share Price is calculated based on the sum of (i) the trailing ten-day average of Fair Market Value of a Share on each trading day of the Measurement Period, divided by the number of days in the Measurement Period, and (ii) cumulative dividends, if any, actually paid from and after January 1, 2026 through the last day of the applicable Measurement Period.
•Fair Market Value. The “Fair Market Value” means, as of any given trading date, the closing price of a Share on the New York Stock Exchange.
•Achievement of Average Share Price Performance Goals. If a Share attains an Average Share Price in Column A during any Measurement Period, the Participant shall accrue the number of Shares (rounded up or down to the nearest whole Share) based on the Payout Percentage in Column B (without regard to whether the Fair Market Value of a Share price subsequently decreases). There shall be no interpolation between the Average Share Prices and, if after achieving an Average Share Price a higher Average Share Price is achieved, the incremental additional number of Shares in respect of the PSUs shall be accrued (i.e., if the $____ Average Share Price is achieved such ____ Shares are accrued and subsequently the $____ Average Share Price is Achieved, an additional __% of the target PSUs (representing an additional 4,444 Shares) shall be accrued).
•Target and Maximum Shares Accrued. The target number of Shares (100%) is accrued if the Average Share Price in Column A is $____ and the maximum number of Shares (300%) is accrued if the Average Share Price in Column A is $____
•Maximum Dollar Value. If the Average Share Price in Column A is in excess of $____ as of the last day of the final Measurement Period during the Performance Period (or the earlier applicable final Measurement Period, in the case of the events set forth in Sections 5(a) through 5(c)), the maximum number of Shares to be delivered in settlement of earned and vested PSUs shall have a value equal to $____ (“Maximum Dollar Value”). In such event, the maximum number of Shares shall be calculated by dividing the Maximum Dollar Value by the Average Share Price through the last day of the final Measurement Period during the Performance Period (or the earlier applicable final Measurement Period, in the case of the events set forth in Sections 5(a) through 5(c)), with 50% of the earned Shares to be delivered on the Initial Scheduled Settlement Date and the remaining 50% of the earned Shares to be delivered on the Second Scheduled Settlement Date. The number of earned Shares to be delivered in respect of vested PSUs shall not be limited by the Maximum Dollar Value from and after a Change in Control that occurs prior to December 31, 2029. For this purpose, including whether the Maximum Dollar Value has been reached, the Average Share Price of a Share shall be the Average Share Price through the last day of the final Measurement Period during the Performance Period (or the earlier applicable final Measurement Period, in the case of the events set forth in Sections 5(a) through 5(c)).
•TSR Floor. Notwithstanding the forgoing, in the event that the total shareholder return (the “TSR”) at the end of the Performance Period is negative, then the total payout for the Performance Period may not exceed 34,188 Shares (the “TSR Floor”); provided that such

TSR Floor shall be inapplicable in the case of death as set forth in Section 5(a), Disability as set forth in Section 5(b) and from and after a Change in Control that occurs prior to December 31, 2029. TSR shall be the quotient of (i) the Fair Market Value of a Share as of the end of the Performance Period minus the Fair Market Value of a Share on the Grant Date plus the dividends paid as if they had been reinvested on each ex-dividend date during the Performance Period, as applicable, divided by (ii) the Fair Market Value of a Share on the Grant Date. For purposes of determining the Fair Market Value of a Share on the Grant Date, the value shall be the average Fair Market Value of a Share for the twenty (20) trading days immediately preceding the Grant Date. For purposes of determining the Fair Market Value of a Share as of the end of the Performance Period, the value shall be the average Fair Market Value of a Share for the trading days during the period of October 1, 2029 through December 31, 2029; provided that if the final Measurement Period occurs prior to December 31, 2029 is measured over less than a 48 month period due to the Participant’s Retirement prior to a Change in Control, the Fair Market Value of a Share shall be the average Fair Market Value of a Share for the trading days during the 90 day period ending on the last day of the Applicable Measurement Period.
Adjustment Event. In the event of a change in capitalization or other adjustment event contemplated by Section 3(d) of the Plan that impacts the Common Stock and occurs prior to a Change in Control, the Share Price Performance Goals, Payout Percentages and number of Shares Accrued, each as set forth in the chart above shall be equitably adjusted as determined by the Committee in its sole discretion to be necessary to preserve the intended purpose of the PSUs.

Appendix B
A Participant is considered to have a “Disability” if he or she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following:
(1)(i) a material diminution of the Participant’s position, authorities, duties, responsibilities or status (including offices, titles, or reporting relationships) as an employee of the Company (or those of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or other employee rather than directly to the Board), in each case, from those in effect as of immediately prior to the Change in Control, or (ii) the assignment to the Participant of duties or responsibilities inconsistent with his or her position as of immediately prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(2)the Company’s requiring the Participant to be based at a location in excess of thirty-five (35) miles from the location of the Participant’s principal job location or office immediately prior to the Change in Control, except for required travel on the Company’s business to an extent consistent in all material respects with the Participant’s business travel obligations as of immediately prior to the Change in Control;
(3)(i) a reduction in the Participant’s annual base salary, (ii) a material reduction in the Participant’s target annual incentive opportunity or (iii) a material reduction in the other compensation and benefits provided or made available to the Participant from the Company, in each case, from those in effect immediately prior to the Change in Control or, if greater, following the Change in Control;
(4)a material breach of any Change in Control severance or similar agreement in place between the Company and the Participant, including the failure of the Company to obtain an unqualified agreement from any successor to the Company to assume and agree to perform the Company’s obligations under any such agreement;
(5)a material diminution in the budget over which the Participant retains authority relative to such budget immediately prior to the Change in Control; or
(6)any purported attempt by the Company to terminate the Participant’s employment other than for Cause or by reason of Disability occurring after an event constituting Good Reason.
The Participant’s mental or physical incapacity following the occurrence of an event described above shall not affect his or her ability to terminate employment for Good Reason, and the

Participant’s death following delivery of a notice of termination for Good Reason shall not affect the Participant’s estate’s entitlement to benefits provided upon a termination of employment for Good Reason.
To invoke a termination for Good Reason, the Participant must provide written notice to the Company of the existence of one or more of the conditions described above within ninety (90) days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company or its affiliate will have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company or the affiliate fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s Termination of Service must occur, if at all, within thirty (30) days following such Cure Period.
“Retirement” shall mean, (a) prior to a Change in Control, a termination of employment with the Company and each Subsidiary of the Company, with the consent of the Company at or after (i) attaining age 55 and (ii) completing five years of employment with the Company or any Subsidiary of the Company and (b) following a Change in Control, a termination of employment with the Company and each Subsidiary of the Company at or after (i) attaining age 55 and (ii) completing five (5) years of employment with the Company or any Subsidiary of the Company.